UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Rockwell Automation, Inc.

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December 14, 2006

Dear Shareowner:

You are cordially invited to attend our 2007 Annual Meeting of Shareowners.

We will hold the annual meeting in the Imperial Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 7, 2007, at 10 a.m. (Central Standard Time). At the meeting I will report on the Corporation’s activities and performance during the past fiscal year, and we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of three directors and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Shareowners will then have an opportunity to comment on or to inquire about the affairs of the Corporation that may be of interest to shareowners generally.

Your vote is important to us. Whether or not you plan to attend the meeting, please return your proxy card as soon as possible. You also have the option of voting via the Internet or by telephone.

If you plan to attend the meeting, please request an admittance card in one of the ways described on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

We have enclosed the Proxy Statement for our 2007 Annual Meeting of Shareowners and our 2006 Annual Report. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Keith D. Nosbusch

Chairman and Chief Executive Officer

Rockwell Automation, Inc.
1201 South Second Street, Milwaukee, Wisconsin 53204

Notice of 2007 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL AUTOMATION, INC.:

The 2007 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held in the Imperial Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 7, 2007, at 10 a.m. (Central Standard Time) for the following purposes:

(a)	to elect three members of our Board of Directors with terms expiring at the Annual Meeting in 2010;

(b)	to consider and vote on a proposal to approve the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

(c)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 11, 2006 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Douglas M. Hagerman
Secretary

December 14, 2006

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of the
Corporation’s telephone or Internet voting procedures.

Rockwell Automation, Inc.
2007 Proxy Statement

Rockwell Automation, Inc.
Proxy Statement

2007 ANNUAL MEETING

The 2007 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held on February 7, 2007, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Shareowners. This proxy statement and the accompanying proxy, which are first being sent to shareowners on or about December 21, 2006, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this proxy statement as “we”, “us”, the “Corporation” or “Rockwell Automation”.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I Voting On?

You will be voting on the following:

•	the election of three members of our Board of Directors; and

•	the approval of the appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for fiscal year 2007.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Corporation’s Common Stock at the close of business on December 11, 2006, the record date for the meeting, may vote at the Annual Meeting. Each shareowner is entitled to one vote for each share of our Common Stock held on the record date. On December 11, 2006, we had outstanding 167,179,172 shares of our Common Stock.

Who may Attend the Annual Meeting?

All shareowners as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker or other nominee (in street name), you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How Do I Vote My Shares?

All shareowners may vote in person at the Annual Meeting. If your shares are held in street name, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your brokerage statement reflecting your stock ownership as of the record date, with you to the Annual Meeting, in order to vote your shares. In addition you may vote:

•	for shareowners of record and participants in our savings plans and Mellon Investor Services Program (dividend reinvestment and stock purchase plan), by completing, signing and returning in the postage-paid envelope provided the enclosed proxy and direction card, or via the Internet or by telephone; or

•	for shares held in street name, by using the method directed by your broker or other nominee. You may vote over the Internet or by telephone if your broker or nominee makes those methods available, in which case they will provide instructions with your proxy materials.

How Will My Proxy Be Voted?

If you duly complete, sign and return a proxy or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our Board of Directors.

For shareowners participating in our savings plans or in the Mellon Investor Services Program (dividend reinvestment and stock purchase plan), the trustee or administering bank will vote the shares that it holds for a participant’s account only in accordance with instructions given in a duly signed, completed and returned proxy and direction card, or in accordance with instructions given pursuant to our Internet or telephone voting procedures. Where no instructions are received, the shares will not be voted.

May I Revoke My Proxy?

For shareowners of record, whether you vote by mail, by telephone or via the Internet, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Corporation;

•	submitting a properly signed proxy card with a later date;

•	casting a later vote using the telephone or Internet voting procedures; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If your shares are held in street name, you must contact your broker or other nominee to revoke your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Elect Directors and Approve the Selection of our Independent Registered Public Accounting Firm?

Election of Directors.   Directors are elected by a plurality of votes cast. This means that the three nominees for election as directors who receive the greatest number of votes cast by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, will become directors.

Majority Vote Policy.   Our Guidelines on Corporate Governance set forth our policy if a director is elected by a plurality of votes cast but receives a greater number of votes “withheld” from his or her election than votes “for” such election. In an uncontested election, any nominee for director who receives more votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Board. The Board Composition and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors. The Board will act on the tendered resignation within 90 days following certification of the election results. The Board Composition and Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from such director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board, and the overall composition of the Board. Thereafter, we will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. If the Board rejects the tendered resignation or pursues any additional action, the disclosure will include the rationale behind the decision. Any director who tenders his or her resignation may not participate in the Board Composition and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.

Selection of our Independent Registered Public Accounting Firm.   An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to approve the proposal to approve the selection of D&T as our independent registered public accounting firm.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal to approve the selection of D&T as our independent registered public accounting firm. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors but has the same legal effect as a vote “against” the proposal to approve the selection of D&T as our independent registered public accounting firm. A broker non-vote on a matter has no effect in the election of directors or on the approval of the proposal to approve the selection of D&T as our independent registered public accounting firm.

Can I Receive Electronic Access to Shareowner Materials?

You can save the Corporation printing and mailing costs by electing to access proxy statements, annual reports and related materials electronically instead of receiving these documents in print. To enroll for these services, please go to www.icsdelivery.com/rockwellauto or visit our website at www.rockwellautomation.com, click on the heading: “About Us”, then the heading: “Investor Relations”, then the heading “Shareowner Information, Transfer Agent & Dividends”. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access.

You must have an e-mail account and access to a computer and the Internet and expect to have such access in the future to be eligible for electronic access to such materials. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one.

Your consent to electronic access will be effective until you revoke it. You may cancel your consent at no cost to you at any time by going to www.icsdelivery.com/rockwellauto and following the instructions or by contacting your broker or other nominee.

ROCKWELL AUTOMATION

We are a leading global provider of industrial automation power, control and information products and services. We were incorporated in 1996 in connection with a tax-free reorganization completed December 6, 1996, pursuant to which we divested our former aerospace and defense business to The Boeing Company. In the reorganization, the former Rockwell International Corporation (RIC) contributed all of its businesses, other than the aerospace and defense business, to the Corporation and distributed all capital stock of the Corporation to RIC’s shareowners. Boeing then acquired RIC. RIC was incorporated in 1928. Our principal executive office is located at 1201 South Second Street, Milwaukee, Wisconsin 53204. Our telephone number is (414) 382-2000 and our website is located at www.rockwellautomation.com.  Our Common Stock trades on the New York Stock Exchange (NYSE) under the symbol ROK.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table shows, as of December 11, 2006, information with respect to the persons known to us, based on statements filed with the Securities and Exchange Commission (SEC) pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (Securities Exchange Act) or information otherwise furnished to us, to be the beneficial owners of more than 5% of our Common Stock.

				Percent of
Title of Class	Name and Address of Beneficial Owner	Shares		Class(1)

Common Stock	Fidelity Management Trust Company, as Trustee(2) 300 Puritan Way Marlborough, MA 01752	10,253,042	(2)	6.1%

(1)	The percent of class owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(2)	Shares are held as trustee under our savings plans for approximately 20,900 participating employees and former employees of the Corporation or its predecessors. Our Common Stock represents only one of many investment alternatives under the plans that can be selected by plan participants. Participants can reallocate their investments within these plans at any time (to the extent vested) and in their sole discretion, subject to our insider trading policy. The trustee will vote the shares held on account of participants in the plans in accordance with written instructions from the participants, or instructions from the participants given pursuant to our telephone or Internet voting procedures. Where no instructions are received, the shares will not be voted. The trustee has no investment power with respect to the shares held on account of participants.

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that the Board of Directors will consist of three classes of directors serving staggered three-year terms that are as nearly equal in number as possible. One class of directors is elected each year with terms extending to the third succeeding Annual Meeting after election.

The terms of four directors expire at the 2007 Annual Meeting, including Don H. Davis, Jr., who will retire as a director immediately before the 2007 Annual Meeting. The Board has designated the other three directors, upon the recommendation of the Board Composition and Governance Committee, as nominees for election as directors at the 2007 Annual Meeting with terms expiring at the 2010 Annual Meeting. The Board also decreased the number of directors from ten to nine effective immediately before the 2007 Annual Meeting.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the three nominees specified in Nominees for Election as Directors with Terms Expiring in 2010 below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee or, instead, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

For each director nominee and each continuing director, we have stated the nominee’s or continuing director’s name, age (as of December 14, 2006) and principal occupation; the position, if any, with the Corporation; the period of service as a director of the Corporation (or a predecessor corporation); and other directorships held.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2010

Barry C. Johnson, Ph.D.          Director Since 2005          Age 63
Retired Dean, College of Engineering, Villanova University. Dr. Johnson served as Dean, College of Engineering, Villanova University from August 2002 until March 2006. He served as Chief Technology Officer of Honeywell International Inc. (diversified technology and manufacturing company) from July 2000 to April 2002. Prior to that, Dr. Johnson served as Corporate Vice President of Motorola, Inc. (global communications company) and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also serves as a director of Cytec Industries Inc. and IDEXX Laboratories, Inc.

William T. McCormick, Jr.          Director Since 1989          Age 62
Retired Chairman of the Board and Chief Executive Officer, CMS Energy Corporation (Diversified Energy). Mr. McCormick served as Chairman of the Board and Chief Executive Officer of CMS Energy Corporation from November 1985 until May 2002. Before joining CMS, he had been Chairman and Chief Executive Officer of American Natural Resources Company (natural gas company) and Executive Vice President and a director of its parent corporation, The Coastal Corporation (energy holding company).

Keith D. Nosbusch          Director Since 2004          Age 55
Chairman of the Board, President and Chief Executive Officer.  Mr. Nosbusch has been our Chairman of the Board since February 2005 and our President and Chief Executive Officer since February 2004. He served as Senior Vice President and President, Rockwell Automation Control Systems from November 1998 until February 2004. Mr. Nosbusch is a director of The Manitowoc Company, Inc. and serves as a director or member of a number of business, civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2008

Bruce M. Rockwell          Director Since 1969          Age 67
Retired Executive Vice President, Fahnestock & Co. Inc. (now part of Oppenheimer & Co., Inc.) (Investment Banking), member New York Stock Exchange. Mr. Rockwell joined First of Michigan Corporation (investment banking) in 1961, was elected Senior Vice President in 1983, and was named Vice Chairman, First of Michigan Division of Fahnestock & Co. Inc. in March 1998 following the acquisition of First of Michigan by Fahnestock & Co. He is past chairman of the Municipal Advisory Council of Michigan and past President of the Bond Club of Detroit.

Joseph F. Toot, Jr.          Director Since 1977          Age 71
Retired President and Chief Executive Officer, The Timken Company (Tapered Roller Bearings and Specialty Steel). Mr. Toot joined The Timken Company in 1962 and served in various senior executive positions until his election as President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from January 1998 until April 2000. Mr. Toot has served as a director of Timken since 1968. He is also a director of Rockwell Collins, Inc. and a member of the Supervisory Board of PSA Peugeot Citroën.

Kenneth F. Yontz          Director Since 2002          Age 62
Retired Chairman of the Board, Sybron Dental Specialties Inc. (Dental Supplies, Orthodontic Appliances and Related Products). Mr. Yontz served as Chairman of the Board of Sybron Dental Specialties from October 2000 until May 2006. He served as Chairman of the Board of Apogent Technologies Inc. (laboratory and life sciences company) (successor company to Sybron International Corporation) from December 1987 until August 2004, and as President and Chief Executive Officer from October 1987 until December 2000. Mr. Yontz is a director of AMN Healthcare Services, Inc. He also serves as a director or member of a number of civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2009

Betty C. Alewine Director Since 2000 Age 58Retired President and Chief Executive Officer, COMSAT Corporation (Global Satellite Services and Digital Networking Services and Technology). Ms. Alewine joined COMSAT in 1986 as Vice President of Sales and Marketing, and then served as the Vice President and General Manager and in 1994 as President of COMSAT International, the company’s largest operating unit. Ms. Alewine was named Chief Executive Officer of COMSAT in July 1996 and served in that position until the merger of COMSAT and Lockheed Martin Corporation in August 2000. Ms. Alewine is a director of the New York Life Insurance Company and The Brink’s Company. She also serves as a director or member of a number of civic and charitable organizations.

Verne G. Istock          Director Since 2003          Age 66
Retired Chairman and President, Bank One Corporation (now part of JPMorgan Chase & Co.) (Financial Holding Company). Mr. Istock served as Chairman of the Board of Bank One Corporation from October 1998, following completion of the merger of First Chicago NBD Corporation and Banc One Corporation, until October 1999, and as President of Bank One Corporation from October 1999 until September 2000. He served as Acting Chief Executive Officer of Bank One Corporation from December 1999 until March 2000. He served as Chairman of First Chicago NBD from 1996 to 1998 and as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock is lead director of Kelly Services, Inc. and a director of Masco Corporation. He also serves as a director or member of a number of civic and community organizations.

David B. Speer          Director Since 2003          Age 55

Chairman and Chief Executive Officer, Illinois Tool Works Inc. (Engineered Components and Industrial Systems and Consumables). Mr. Speer joined Illinois Tool Works in 1978. In October 1995, he was elected Executive Vice President of worldwide construction products businesses and in 2003 assumed similar responsibilities for the company’s Wilsonart businesses. He was elected President of Illinois Tool Works in August 2004, Chief Executive Officer in August 2005 and Chairman in May 2006. Mr. Speer is a member of the Chicago Economic Club and also a director or member of a number of other business and community organizations.

The Board of Directors recommends that you vote “FOR” the election as directors of the three nominees described above, which is presented as item (a).

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the Board of Directors. The Board has established the Audit Committee, the Board Composition and Governance Committee, the Compensation and Management Development Committee and the Technology, Environmental and Social Responsibility Committee, whose principal functions are briefly described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.rockwellautomation.com; click on the heading: “About Us”, then the heading: “Investor Relations”, then the heading: “Corporate Governance”. The committee charters are also available in print to any shareowner upon request. In the 2006 fiscal year, the Board held nine meetings and acted on two occasions by written consent in lieu of a meeting. Average attendance by incumbent directors at Board and committee meetings was 96%, and all of the directors attended 86% or more of the meetings of the Board and the committees on which they served. Directors are expected to attend the Annual Meeting of Shareowners. All directors attended the 2006 Annual Meeting.

The Board has reviewed the independence of its members considering categorical standards adopted by the Board to assist in determining independence, the independence criteria of the NYSE and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Corporation. Based on this review, the Board has determined that none of the current directors, other than Mr. Nosbusch and Mr. Davis (who are current and former employees, respectively, of the Corporation), has a material relationship with the Corporation and each of our current directors (other than Mr. Nosbusch and Mr. Davis) meets the independence requirements of the NYSE.

The Board’s categorical standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director is an executive officer or current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation or any of its subsidiaries for property or services in an amount which in any of the last three fiscal years of the other company does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director is an executive officer or employee, or an immediate family member of such director is an executive officer, of another company that is indebted to the Corporation or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of each of the Corporation and such other company; or

•	a director serves as an executive officer of a tax exempt organization and the Corporation’s discretionary charitable contributions (excluding the amount of any matching contributions under the Corporation’s Matching Gifts Program) to the tax exempt organization in any of the last three fiscal years of the tax exempt organization are not more than the greater of $1 million or 2% of the tax exempt organization’s consolidated gross revenues.

The non-management directors meet in executive session without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. A director designated by the non-management directors chairs the session. The non-management directors’ practice is to designate the Chairman of one of the Board Committees as chair, in part depending upon whether the principal items to be considered at the session are within the scope of the applicable Committee. The independent directors meet in executive session in connection with most regular meetings.

Audit Committee.  The members of the Audit Committee are Verne G. Istock (Chairman), Barry C. Johnson, David B. Speer and Kenneth F. Yontz. All members of the Audit Committee are non-employee directors who meet the independence and financial literacy standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting processes, our internal control and disclosure control systems, the integrity and audits of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The Committee’s duties and responsibilities are set forth in the Audit Committee Charter, and include: appointment of our independent registered public accounting firm, subject to shareowner approval; approval of all audit, audit-related and permitted non-audit fees and services of our independent registered public accounting firm; review with our independent registered public accounting firm and management the annual audited and quarterly financial statements; discussion periodically with management of quarterly earnings releases; and review with our independent registered public accounting firm and management of the quality and adequacy of internal controls. The Audit Committee met seven times during the 2006 fiscal year. The Board has determined that Messrs. Istock, Speer and Yontz qualify as “audit committee financial experts” as defined by the SEC.

Board Composition and Governance Committee.  The members of the Board Composition and Governance Committee are William T. McCormick, Jr. (Chairman), Verne G. Istock, Joseph F. Toot, Jr. and Kenneth F. Yontz. The principal functions of the Board Composition and Governance Committee are to consider and recommend to the Board qualified candidates for election as directors of the Corporation and to consider matters of corporate governance. The Committee annually assesses and reports to the Board on the performance of the Board of Directors as a whole and of the individual directors. The Committee also recommends to the Board the members of the committees of the Board and the terms of our Guidelines on Corporate Governance. All members of the Committee are independent directors as defined by the NYSE. The Committee met twice during the 2006 fiscal year.

The Committee will consider candidates for director recommended by shareowners. Shareowners wishing to recommend director candidates can do so by writing to the Secretary of the Corporation at 1201 South Second Street, Milwaukee, Wisconsin 53204. The recommendation must include the candidate’s name, biographical data and qualifications and any other information required by the SEC to be included in a proxy statement with respect to a director nominee. Any such recommendation must be accompanied by a written statement from the candidate indicating his or her willingness to serve if nominated and elected. The recommending shareowner also must provide evidence of being a shareowner of record of our Common Stock at that time.

The Committee, the Chairman and Chief Executive Officer or other members of the Board may identify a need to add new members to the Board or fill a vacancy on the Board. In that case, the Committee will initiate a search for qualified director candidates, seeking input from senior management and Board members, and to the extent it deems it appropriate, outside search firms. The Committee will evaluate qualified candidates and then make its recommendation to the Board for its consideration and approval.

In making its recommendations to the Board with respect to director candidates, the Committee considers various criteria set forth in our Board Membership Criteria (see Exhibit A to the Committee’s Charter), including experience, professional background, specialized expertise and concern for the best interests of shareowners as a whole. In addition, directors must be of the highest character and integrity, be free of conflicts of interest with the Corporation, and have sufficient time available to devote to the affairs of the Corporation. The Committee from time to time reviews with the Board our Board Membership Criteria in the context of the current composition of the Board and our circumstances.

The Committee will evaluate properly submitted shareowner recommendations under substantially the same criteria and in substantially the same manner as other potential candidates.

In addition to recommending director candidates to the Committee, shareowners may also nominate candidates for election to the Board at annual shareowner meetings by following the procedures set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2008” set forth later in this proxy statement.

Compensation and Management Development Committee.  The members of the Compensation and Management Development Committee are Joseph F. Toot, Jr. (Chairman), Betty C. Alewine, William T. McCormick, Jr. and Bruce M. Rockwell. All members of the Committee are independent directors as defined by the NYSE and are not eligible to participate in any of our plans or programs administered by the Committee, except our 2003 and 1995 Directors Stock Plans. The principal functions of the Compensation and Management Development Committee are to evaluate the performance of our senior executives and plans for management succession and development, review the design and competitiveness of our compensation plans, review and approve salaries of corporate officers and review the salary plan for other executives who are direct reports to the Chief Executive Officer, review and approve corporate goals and objectives and administer our incentive, deferred compensation and long-term incentives plans pursuant to the terms of the respective plans. The Committee determines salaries, incentive compensation and long-term incentive awards for all corporate officers. The Committee met five times and acted on one occasion by written consent in lieu of a meeting during the 2006 fiscal year.

Technology, Environmental and Social Responsibility Committee.  The members of the Technology, Environmental and Social Responsibility Committee are Bruce M. Rockwell (Chairman), Betty C. Alewine, Barry C. Johnson and David B. Speer. All members of the Committee are independent directors as defined by the NYSE. The Committee reviews and assesses our technological activities as well as our policies and practices in the following areas: employee relations, with emphasis on diversity and inclusiveness; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to educational, cultural and other social institutions. The Committee met twice during the 2006 fiscal year.

Communications to the Board and Ombudsman.  Shareowners and other interested parties may send communications to the Board, an individual director, the non-management directors as a group, or a specified Board Committee at the following address:

Rockwell Automation, Inc.
c/o Corporate Secretary
1201 South Second Street
Milwaukee, WI 53204
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

In accordance with procedures approved by the Audit Committee, concerns about accounting, internal controls or auditing matters should be reported to the Ombudsman as outlined in our Standards of Business Conduct, which are available on our website at www.rockwellautomation.com; please click on the heading: “About Us”, then the heading: “Who We Are”, then the heading: “Ethics”. The Ombudsman is required to report promptly to the Audit Committee all reports of questionable accounting or auditing matters that the Ombudsman receives. You may contact the Ombudsman by addressing a letter to:

Ombudsman
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, WI 53204

You may also contact the Ombudsman by telephone at (800) 552-3589, e-mail at ombudsman@rockwell.com or fax at (414) 382-8485.

DIRECTOR COMPENSATION(1)

The following table sets forth compensation paid to and deferred by our non-employee directors in connection with their service as directors during fiscal year 2006.

		Retainer Fees			Grant Date
	Retainer	Paid in	Retainer Fees		Present Value of
	Fees Paid	Restricted Shares	Paid in	Value of Annual	Stock Option
Name	in Cash(2)	in Lieu of Cash(2)	Restricted Shares	Share Award(3)	Awards(4)

Betty C. Alewine	$69,000	—	$27,000	$32,895	$30,870
Don H. Davis, Jr.	60,000	—	27,000	32,895	30,870
Verne G. Istock	76,500	—	27,000	32,895	30,870
Barry C. Johnson	68,000	—	27,000	32,895	30,870
William T. McCormick, Jr	72,000	—	27,000	32,675	30,870
Bruce M. Rockwell	74,750	—	27,000	32,675	30,870
David B. Speer	61,688	$8,813	27,000	32,895	30,870
Joseph F. Toot, Jr.	73,000	—	27,000	32,895	30,870
Kenneth F. Yontz	71,500	—	27,000	32,675	30,870

(1)	Does not include cash dividends paid on restricted shares and other benefits discussed below under the headings “Retainer Fees” and “Other Awards and Benefits”.

(2)	Includes retainer fees for Board and Board Committee service.

(3)	Based on the closing price of $65.35 of our Common Stock on the NYSE on the date of grant for awards made in restricted shares and the average of the high and low prices of $65.79 of our Common Stock on the NYSE on the date of grant for awards made in non-restricted shares.

(4)	These values are based on the Black-Scholes option pricing model. The value reflects the annual option award for all directors.

Retainer Fees.  Non-employee directors receive an annual retainer of $87,000, of which $60,000 is paid in cash and $27,000 is paid by delivery of restricted shares of our Common Stock pursuant to the 2003 Directors Stock Plan. Non-employee directors who serve on Board Committees receive an additional retainer at the annual rate of $7,500 ($12,500 for the Chairman) for service on the Audit Committee; $6,000 ($9,000 for the Chairman) for service on the Compensation and Management Development Committee; $4,000 ($6,000 for the Chairman) for service on the Board Composition and Governance Committee; and $3,000 ($5,000 for the Chairman) for service on the Technology, Environmental and Social Responsibility Committee. The restricted shares paid as part of the annual retainer vest upon a director’s retirement from the Board under the Board’s retirement policy, a change of control of the Corporation or resignation by reason of the antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of the Corporation. Non-employee directors are entitled to any cash dividends paid on the restricted shares, but are not entitled to any dividends paid in shares until the restricted shares vest. During fiscal year 2006, cash dividends of $7,396; $733; $2,695; $492; $9,180; $9,180; $5,016; $9,022 and $5,908 were paid on the restricted shares held by Ms. Alewine and Messrs. Davis, Istock, Johnson, McCormick, Rockwell, Speer, Toot and Yontz, respectively.

Equity Awards.  Each non-employee director also receives an annual grant of 500 shares of Common Stock pursuant to the 2003 Directors Stock Plan immediately after our Annual Meeting of Shareowners (and for directors elected after the Annual Meeting, a pro-rated number of shares). On the same date, each non-employee director receives an annual grant of options to purchase 1,500 shares of Common Stock pursuant to the 2003 Directors Stock Plan (and for directors elected after the Annual Meeting, a pro-rated number of options). In accordance with the 2003 Directors Stock Plan, the options awarded on February 1, 2006 (i) were granted at an exercise price of $65.35 per share, the closing market price on the date of grant, and (ii) become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date.

The average of retainer fees and the annual stock grants (but not the annual option grants) paid to or deferred by non-employee directors for the 2006 fiscal year was $130,405 (determined by valuing the stock grants at the closing price on the date the shares were issued).

Deferral Election.  Under the terms of the directors’ deferred compensation plan, a director may elect to defer all or part of the cash payment of retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. In addition, under the 2003 Directors Stock Plan, each director has the opportunity each year to defer all of the annual grant of shares and all or any portion of the cash retainers by electing to receive restricted shares valued, in the case of deferrals of cash retainers, at the closing price on the NYSE on the date each retainer payment would otherwise be made in cash.

Other Awards and Benefits.  We provide each director with life insurance in the amount of $100,000. During fiscal year 2006, we imputed income for life insurance in the amount of: $516; $762; $1,524; $792; $792; $1,524; $276; $2,472 and $792 to Ms. Alewine and Messrs. Davis, Istock, Johnson, McCormick, Rockwell, Speer, Toot and Yontz, respectively.

Under the 2003 Directors Stock Plan, options to purchase 7,000 shares of our Common Stock are awarded to each director upon his or her initial election to the Board.

We reimburse directors for transportation and other expenses actually incurred in attending Board and committee meetings. At times, directors use our corporate aircraft for travel for Board meetings. During fiscal 2006, on two occasions Board meetings were held as retreats at which the Corporation provided leisure activities for the directors’ spouses (with the leisure activities provided for all director spouses valued at less than $4,400) .

Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year up to a maximum of $10,000.

Related Party Transactions.  In fiscal year 2006 we engaged in business transactions with organizations with which certain of our directors are affiliated, including Illinois Tool Works Inc., of which Mr. Speer is Chairman and Chief Executive Officer. However, none of these transactions was material to either us or any of those organizations.

Directors are subject to stock ownership guidelines. Our Guidelines on Corporate Governance provide that non-management directors are required to own shares of our Common Stock (including restricted shares) equal in value to three times the amount of the annual retainer that is paid in cash for Board service within five years after joining the Board to further the direct correlation of directors’ and shareowners’ economic interests. All directors, except Dr. Johnson who has been a director since September 2005, met the guidelines as of September 30, 2006.

Our Guidelines on Corporate Governance and codes of business conduct and ethics are available on our website at www.rockwellautomation.com; click on the heading: “About Us”, then the heading: “Investor Relations”, then the heading “Corporate Governance”. They are also available in print to any shareowner upon request.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm and the performance of its internal audit function and independent registered public accounting firm.

Our Committee’s roles and responsibilities are set forth in a written Charter adopted by the Board, which is available on the Corporation’s website at www.rockwellautomation.com under the heading “Investor Relations”. We review and reassess the Charter annually, and more frequently as necessary to address any changes in NYSE corporate governance and SEC rules regarding audit committees, and recommend any changes to the Board for approval.

Management is responsible for the Corporation’s financial statements and the reporting process, including the system of internal control. Deloitte & Touche LLP (D&T), the Corporation’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and attesting to and reporting on management’s assessment of the Corporation’s internal control over financial reporting.

We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2006, we:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2006 with management and D&T;

•	Reviewed management’s assessment of the Corporation’s internal control over financial reporting and D&T’s report and attestation on management’s assessment pursuant to Section 404 of the Sarbanes-Oxley Act;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1. We also discussed with D&T its independence.

For information on fees paid to D&T for each of the last two years, see “Proposal to Approve the Selection of Independent Registered Public Accounting Firm” on page 23.

We considered the non-audit services provided by D&T in fiscal year 2006 and determined that engaging D&T to provide those services is compatible with and does not impair D&T’s independence.

In fulfilling our responsibilities, we met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate. We also met separately with the Corporation’s Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Ombudsman.

Based on our review of the audited financial statements and discussions with, and the reports of, management and D&T, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the SEC.

The Audit Committee has selected D&T as auditors of the Corporation for the fiscal year ending September 30, 2007, subject to the approval of shareowners.

Audit Committee
Verne G. Istock, Chairman
Barry C. Johnson
David B. Speer
Kenneth F. Yontz

OWNERSHIP OF EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of October 31, 2006, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each executive officer listed in the table on page 14 and of such persons and other executive officers as a group.

	Beneficial Ownership on October 31, 2006
	Shares of			Total	Percent of
Name	Common Stock(1)		Options(2)	Shares(1)	Class(3)

Betty C. Alewine	10,659	(4)	12,500	23,159	—
Don H. Davis, Jr.	82,479	(4,5)	117,167	199,646	—
Verne G. Istock	10,361	(4)	9,500	19,861	—
Barry C. Johnson	1,763	(4)	2,583	4,346	—
William T. McCormick, Jr.	19,191	(4)	3,500	22,691	—
Keith D. Nosbusch	109,080	(5,6)	1,213,484	1,322,564	—
Bruce M. Rockwell	42,791	(4)	—	42,791	—
David B. Speer	8,440	(4)	9,500	17,940	—
Joseph F. Toot, Jr.	23,191	(4)	10,834	34,025	—
Kenneth F. Yontz	17,556	(4)	1,500	19,056	—
Theodore D. Crandall	33,063	(5,6)	192,921	225,984	—
Steven A. Eisenbrown	21,250	(5,6)	189,056	210,306	—
James V. Gelly	20,064	(5,6)	84,532	104,596	—
Douglas M. Hagerman	14,050	(5,6)	75,568	89,618	—
All of the above and other executive officers as a group (25 persons)	622,147	(4,5,6)	2,749,394	3,371,541	1.95%

(1)	Each person has sole voting and investment power with respect to the shares listed (either individually or with spouse), unless otherwise indicated.

(2)	Represents shares that may be acquired upon the exercise of outstanding stock options within 60 days.

(3)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(4)	Includes 8,684; 1,281; 3,461; 1,013; 10,791; 10,791; 6,040; 10,491 and 7,156 shares granted as restricted stock under the 1995 and 2003 Directors Stock Plans or otherwise as compensation for services as directors for Ms. Alewine and Messrs. Davis, Istock, Johnson, McCormick, Rockwell, Speer, Toot and Yontz, respectively.

(5)	Includes shares held under our savings plan as of October 31, 2006. Does not include 589; 777; 1,716; 224; 1,477; and 11,728 share equivalents for Messrs. Nosbusch, Crandall, Eisenbrown, Gelly, Hagerman, and the group, respectively, held under our supplemental savings plan as of October 31, 2006.

(6)	Includes 10,000, 5,000 and 5,000 shares granted as restricted stock under the 2000 Long-Term Incentives Plan for Messrs. Nosbusch, Gelly and Hagerman, respectively, which vest on February 5, 2007, January 5, 2007 and May 1, 2007, respectively, and 11,200, 2,800, 3,400, 3,400, 2,800, and 58,800 shares granted as restricted stock under the 2000 Long-Term Incentives Plan for Messrs. Nosbusch, Crandall, Eisenbrown, Gelly, Hagerman, and the group, respectively, which vest on November 7, 2008.

EXECUTIVE COMPENSATION

The information below reflects the annual and long-term compensation for service in all capacities to us for the fiscal years ended September 30, 2006, 2005, and 2004, of our Chief Executive Officer and our other four most highly compensated executive officers at September 30, 2006 (the Named Officers):

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
							Awards			Payouts
									Securities
									Underlying
							Restricted		Stock	Long-Term
					Other Annual		Stock		Options	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)		Awards($)(2)		(Shares)	Payouts	Compensation(3)

Keith D. Nosbusch	2006	$896,154	$1,450,000		$55,418		$631,232	(5)	145,500	—	$23,746
President and Chief	2005	750,385	1,550,000		55,350		—		300,000	—	23,262
Executive	2004	599,231	1,000,000		52,873		308,000	(6)	250,000	—	17,804
Officer(4)
Theodore D. Crandall	2006	411,154	452,000		45,446		157,808	(5)	36,300	—	11,844
Senior Vice President,	2005	349,308	440,000		44,120		—		70,000	—	10,822
Components and Packaged	2004	290,770	320,000		42,196		—		55,000	—	8,723
Applications Group, Rockwell
Automation Control Systems(7)
Steven A. Eisenbrown	2006	421,154	325,000		40,200		191,624	(5)	43,600	—	11,428
Senior Vice President,	2005	357,001	450,000		35,846		—		80,000	—	9,657
Automation	2004	290,771	340,000		35,994		—		65,000	—	7,440
Control and Information Group,
Rockwell Automation Control Systems(7)
James V. Gelly	2006	469,231	451,300		28,273		191,624	(5)	43,600	—	13,217
Senior Vice President and	2005	443,078	500,000		29,775		—		80,000	—	11,963
Chief Financial Officer(8)	2004	315,000	337,000	(9)	130,450	(10)	171,200	(11)	70,000	—	17,835
Douglas M. Hagerman	2006	429,077	411,400		39,292		157,808	(5)	36,300	—	11,873
Senior Vice President,	2005	412,310	460,000		34,208		—		70,000	—	12,139
General Counsel and Secretary(12)	2004	189,235	180,000		4,253		163,450	(13)	40,000	—	—

(1)	Represents amounts paid for financial planning, automobile allowance, personal liability insurance, social club memberships, dental and vision care insurance, executive physical exams, leisure activities for spouses at Board retreats and tax gross-ups for social clubs, personal liability insurance and certain other items. The amount of such tax gross-ups for fiscal 2006, 2005 and 2004 were $6,895, $6,682 and $6,419 for Mr. Nosbusch; $8,020, $7,788 and $7,739 for Mr. Crandall; $5,860, $5,177 and $4,674 for Mr. Eisenbrown; $1,673, $1,551 and $40,185 for Mr. Gelly and $4,132, $4,047 and $1,757 for Mr. Hagerman, respectively.

(2)	As of September 30, 2006, Messrs. Nosbusch, Crandall, Eisenbrown, Gelly and Hagerman held an aggregate of 21,200, 2,800, 3,400, 8,400 and 7,800 shares of restricted stock, respectively, with an aggregate value of $1,231,720; $162,680; $197,540; $488,040 and $453,180, respectively (based on the closing price of our Common Stock on the NYSE on September 30, 2006 ($58.10)). The Named Officers also received grants of performance shares during fiscal 2006. Further information on the grants of performance shares is provided in the Long-Term Incentive Awards table below.

(3)	Amounts contributed or accrued for the Named Officers under our savings plans and related supplemental savings plans and, in fiscal 2004, $15,000 paid to Mr. Gelly for consulting services provided to us prior to commencement of his employment on January 5, 2004.

(4)	President and Chief Executive Officer since February 2004; Senior Vice President and President, Rockwell Automation Control Systems prior thereto; Chairman of the Board since February 2005.

(5)	Represents the grant of 11,200, 2,800, 3,400, 3,400 and 2,800 restricted shares of our Common Stock for Messrs. Nosbusch, Crandall, Eisenbrown, Gelly and Hagerman, respectively. The restricted stock vests on November 7, 2008. The value set forth is based on the closing price of our Common Stock on the grant date, November 7, 2005, which was $56.36. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. All grants were made under the 2000 Long-Term Incentives Plan. Messrs. Nosbusch, Crandall, Eisenbrown, Gelly and Hagerman received cash dividends of $10,080, $2,520, $3,060, $3,060 and $2,520 during fiscal year 2006, respectively, related to these restricted shares. Upon a change of control, all restrictions on restricted stock will immediately lapse.

(6)	Represents the grant of 10,000 restricted shares of our Common Stock. The restricted stock vests on February 5, 2007. The value set forth is based on the closing price on the date of grant, February 5, 2004, which was $30.80. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. Mr. Nosbusch received cash dividends of $9,000, $7,800 and $4,950 during fiscal years 2006, 2005 and 2004, respectively, related to these restricted shares. Upon a change of control, all restrictions on restricted stock will immediately lapse.

(7)	Senior Vice President of the Corporation since February 2004.

(8)	Elected Senior Vice President and Chief Financial Officer on January 5, 2004; not an employee of the Corporation prior thereto.

(9)	The bonus for Mr. Gelly for 2004 includes a $25,000 signing bonus that was earned on January 5, 2005.

(10)	Includes $65,059 paid in connection with the relocation of Mr. Gelly’s residence from New Jersey to Wisconsin, including $35,000 as an allowance expense. These were paid in addition to amounts payable under our relocation policy applicable to salaried employee new hires.

(11)	Represents the grant of 5,000 restricted shares of our Common Stock. The restricted stock vests on January 5, 2007. The value set forth is based on the closing price on the date of grant, January 5, 2004, which was $34.24. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. Mr. Gelly received cash dividends of $4,500, $3,900 and $2,475 during fiscal years 2006, 2005 and 2004, respectively, related to these restricted shares. Upon a change of control, all restrictions on restricted stock will immediately lapse.

(12)	Elected Senior Vice President, General Counsel and Secretary on May 1, 2004; not an employee of the Corporation prior thereto.

(13)	Represents the grant of 5,000 restricted shares of our Common Stock. The restricted stock vests on May 1, 2007. The value set forth is based on the closing price on the date of grant, May 1, 2004, which was $32.69. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. Mr. Hagerman received cash dividends of $4,500, $3,900 and $1,650 during fiscal years 2006, 2005 and 2004, respectively, related to these restricted shares. Upon a change of control, all restrictions on restricted stock will immediately lapse.

EQUITY GRANTS

Option Grants

Shown below is further information on grants to the Named Officers of stock options pursuant to the Corporation’s 2000 Long-Term Incentives Plan, as amended (2000 Plan), during the fiscal year ended September 30, 2006, which are reflected in the Summary Compensation Table on page 14. No stock appreciation rights were granted during fiscal 2006.

Individual Grants
		Number of
		Securities	Percentage of
		Underlying	Total Options
		Options	Granted to	Exercise or		Grant Date
		Granted	Employees in	Base Price	Expiration	Present
Name	Grant Date	(Shares)(1)	Fiscal 2006	(Per Share)	Date	Value(2)

Keith D. Nosbusch	11/07/05	145,500	9.28%	$56.36	11/07/15	$2,541,885
Theodore D. Crandall	11/07/05	36,300	2.31	56.36	11/07/05	634,161
Steven A. Eisenbrown	11/07/05	43,600	2.78	56.36	11/07/15	761,692
James V. Gelly	11/07/05	43,600	2.78	56.36	11/07/15	761,692
Douglas M. Hagerman	11/07/05	36,300	2.31	56.36	11/07/15	634,161

(1)	Exercisable in three substantially equal installments beginning one year from the grant date.

(2)	These values are based on the Black-Scholes option pricing model which produces a per share option value of $17.47, computed using the following assumptions and inputs:

		Dividend	Interest
Grant Date	Volatility	Yield	Rate	Expected Life (Years)

11/07/05	.32	1.56%	4.33%	5.3

The interest rate represents the zero coupon Treasury bond rate with a maturity date approximately 5 years from the date the options were granted. The actual value, if any, the executive officers may realize from these options will depend on the gain in stock price over the exercise price when the options are exercised.

Long-Term Incentive Awards

Shown below is information on grants to the Named Officers of performance share awards pursuant to the 2000 Plan during the fiscal year ended September 30, 2006.

	Number of Shares,		Estimated Future Payouts
	Units or Other	Performance or Other	Under Non-Stock Price-Based Plans(1)
Name	Rights (#)	Period Until Payout	Threshold (#)	Target (#)	Maximum (#)

Keith D. Nosbusch	25,800	10/1/05-9/30/08	0	25,800	51,600
Theodore D. Crandall	6,500	10/1/05-9/30/08	0	6,500	13,000
Steven A. Eisenbrown	7,700	10/1/05-9/30/08	0	7,700	15,400
James V. Gelly	7,700	10/1/05-9/30/08	0	7,700	15,400
Douglas M. Hagerman	6,500	10/1/05-9/30/08	0	6,500	13,000

(1)	The amounts shown are the number of shares of our Common Stock that may be issued if performance goals are achieved. The payout in respect of these performance shares will be made in shares of our Common Stock and/or cash (generally calculated based on the closing price of our Common Stock on the trading day preceding the payout date), in an amount determined based on the total shareowner return of our Common Stock, assuming reinvestment of all dividends, compared to the Standard & Poor’s 500 Index for the period from October 1, 2005 to September 30, 2008, if the grantee continues as an employee for that period (subject to provisions relating to the grantee’s death, disability or retirement or a change of control of the Corporation). The payouts will be at zero, the target amount and the maximum amount if our shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the Standard & Poor’s 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. The potential value of a payout will fluctuate with the market value of our Common Stock. At the date of the grant of these awards on November 7, 2005, the closing price of our Common Stock on the NYSE was $56.36. On October 31, 2006, the closing price of our Common Stock was $62.00.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to (i) exercises by the Named Officers during fiscal 2006 of options to purchase our Common Stock granted under the 2000 Plan or the 1995 Long-Term Incentives Plan and (ii) the unexercised options to purchase our Common Stock held by the Named Officers at September 30, 2006.

			Number of Unexercised		Value of Unexercised
	Shares		Options Held at		In-the-Money Options Held
	Acquired on	Value	September 30, 2006		at September 30, 2006(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Keith D. Nosbusch	—	$—	1,014,985	428,835	$38,581,277	$5,520,700
Theodore D. Crandall	64,935	3,601,789	139,155	101,301	4,520,937	1,282,270
Steven A. Eisenbrown	78,915	4,003,251	126,190	118,601	3,962,490	1,490,800
James V. Gelly	30,000	1,005,153	43,332	120,268	776,308	1,389,956
Douglas M. Hagerman	9,863	359,588	40,136	96,301	766,510	1,064,650

(1)	Based on the closing price on the NYSE of our Common Stock on September 30, 2006 ($58.10).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

Under our supervision, the Corporation has developed and implemented compensation policies, plans and programs intended to attract and retain executive talent, “pay for performance”, and pay for the creation of shareowner value. Our compensation programs include base salary, annual incentive compensation, and long-term incentives. Our executives participate in our health and welfare plans, pension plan, and 401(k) savings plan that apply to all salaried employees. We also maintain non-qualified pension and savings plans that use the same formulas as the qualified plans that restore the benefits limited in the qualified plans by the Internal Revenue Service. The Corporation also offers a Deferred Compensation Plan for all employees who have base salaries greater than $125,000 per year. Our Deferred Compensation Plan offers a selection of mutual fund investments similar to those in our 401(k) savings plan and does not have any guaranteed rates of return. In addition, executives receive a limited perquisite package that includes an automobile allowance (executives are not eligible for mileage payments for use of their personal vehicle), social club membership, financial planning, personal liability insurance and annual physical. The principal purpose of the perquisite package is to aid in the attraction and retention of high quality executives.

The quality of the Corporation’s leadership impacts its performance, and therefore the purpose of our compensation policies and programs, including base salary, is to attract and retain high quality executives. As such, we set base salaries generally at the median of other major U.S. industrial companies. Increases in base salary are a function of the individual executive’s personal performance, the market value for their position and the executive’s expected future contributions and leadership.

Our annual incentive compensation plans (ICP Plans) reward executives for achieving company and business unit results. The ICP Plans provide for cash compensation generally at the median of other major U.S. industrial companies if the Corporation achieves its annual goals, and above market cash compensation for superior performance. Each year, we establish minimum thresholds for payments to be made under the ICP Plans. For fiscal years 2006 and 2007, participants generally receive no payments under the ICP Plans until our results are equal to the prior year’s financial performance, at which point 25% of the target incentive is available to be awarded. Target amounts are generally earned if we achieve our financial and operational goals set for the year. Above target amounts are generally earned when performance exceeds the annual goals. Target award amounts are generally set at the median of other major U.S. industrial companies, regressed based on Rockwell Automation sales. We participate in the Towers Perrin and Hewitt executive compensation surveys, and use their databases for this analysis. The ICP Plans also include adjustments for individual performance, in relation to individual objectives and Rockwell Automation’s leadership objectives and competencies.

We grant long-term incentives to reward management for creating shareowner value and to align the interests of management with shareowners. Long-term incentive opportunities are generally set between the 50th and 75th percentile of other major U.S. industrial companies using the Towers Perrin executive compensation database, regressed based on Rockwell Automation sales. We generally make long-term incentive grants near the beginning of the fiscal year to align with our performance management process and other compensation actions. Annual equity grants for corporate officers occur on the same dates as our annual equity grants for our other professional and managerial employees, which in fiscal 2006 was the Monday following our November Committee meeting. In fiscal 2007, our grant date occurred on the date of our December Committee meeting. The Chief Executive Officer makes recommendations to the Committee as to equity grants for other corporate officers, and the Committee approves all equity grants for corporate officers. We also award equity grants to new executive hires or recently promoted executives during the year. These grants are approved by the Committee, and the grant date is the date the Committee approves the grant. The exercise price of all stock option grants is the fair market value of our stock at the close of trading on the date of the grant. Our long-term incentive plans are designed to reward the increase in absolute and relative shareowner value. Long-term incentive grants are delivered in a combination of stock options, performance shares and restricted stock. We believe that stock options are an appropriate vehicle to reward management for increases in shareholder value, and they provide no value if share price does not increase. Performance shares are designed to reward management for relative performance compared to the S&P 500 Index over a three-year period, and provide greater rewards than stock options alone when our shareowners experience above market returns and smaller rewards when our shareowners experience below market returns. We grant restricted shares primarily in order to retain high quality executives. Accordingly restricted shares do not vest until three years after the grant.

Compensation Review Process

We consider the total direct compensation (earned or potentially available) of each of the Named Officers and the other corporate officers in establishing each element of compensation. Total Direct Compensation is defined as base salary, plus annual bonus under ICP Plans, plus the value of long-term incentive grants. We believe that a significant portion of an executive’s compensation should be directly linked to the creation of shareowner value and generally target approximately 60% to 70% of total direct compensation in the form of long-term incentives delivered as grants of stock options, performance shares and restricted stock.

As part of this process we conduct a total compensation or “Tally Sheet” review consisting of all elements of compensation, including base salary, annual incentives, long-term incentive grants, health benefits, perquisites and retirement and termination benefits. This review includes a calculation of amounts to be paid to our corporate officers if their employment is terminated, as well as upon retirement. We review the potential outcomes of annual incentives and long-term incentive grants under a variety of scenarios from low to high performance. We also review the officers’ current balances in various compensation and benefit plans and consider that corporate officers also receive payments for annual executive physical exams, financial planning, automobile allowance, personal liability insurance, and social club membership. We also consider industry, peer group and national surveys of other major U.S. industrial companies and performance judgments as to the past and expected future contributions of the individual corporate officers. We also review the amounts held from prior equity grants, but do not take these values into account in determining future long-term incentive grants for the following reasons: (i) we want to encourage long-term holding of equity grants, rather than encourage early sales in order to receive future grants; (ii) we have share ownership guidelines for our corporate officers that we believe provide the appropriate balance in retaining equity to align the financial interests of our corporate officers with those of our shareowners; (iii) our corporate officers are not allowed to exercise equity if they are not at our ownership guidelines; and (iv) to continue to provide additional rewards for increasing shareowner value.

We have engaged Towers Perrin, an independent executive compensation consulting firm that is directly accountable to us, to provide advice and market information that we use in fulfilling our duties. Based on our reviews, we found the total compensation of Mr. Nosbusch and the Named Officers, as well as the potential payouts to Mr. Nosbusch and the Named Officers in termination, change of control and retirement scenarios, in the aggregate, to be reasonable and consistent with our executive compensation philosophy.

Executive Stock Ownership

We believe the focus on “pay for performance” is sharpened by aligning closely the financial interests of the Corporation’s officers with those of shareowners. Accordingly, we have set minimum ownership guidelines for corporate officers. The minimum ownership guidelines (multiple of base salary) are as follows:

Common Stock
Market Value

Chief Executive Officer	5
Senior Vice Presidents	3
Other Corporate Officers	1.5

Shares owned directly (including restricted shares) or through the Corporation’s savings plans (including share equivalents under the Corporation’s supplemental savings plans) and the after-tax value of vested unexercised stock options are considered in determining whether an executive meets the guidelines, except that not more than 50% of the guidelines can be met by the after-tax value of unexercised vested options. At September 30, 2006, the 17 executives subject to the guidelines owned an aggregate of 417,506 shares (including share equivalents under our supplemental savings plans) of the Corporation’s Common Stock, with an aggregate market value of $24.3 million at September 30, 2006. All corporate officers met the guidelines as of September 30, 2006.

Components of Compensation

• Base Salary—We reviewed and approved the base salaries of all corporate officers, including the Chief Executive Officer, and reviewed an annual salary plan for other executives in senior management positions, near the beginning of the 2006 fiscal year.

• Annual Incentives—In the early part of each fiscal year, we review with the Chief Executive Officer the Corporation’s financial and operating goals for the fiscal year. These include measurable financial and operating goals as well as long-term leadership goals that in part require more subjective assessments. After the end of the year, we evaluate the Corporation’s performance and consider the results together with the contributions made by and the levels of responsibility of the individual executives in awarding annual incentive compensation under our ICP Plans. The incentive compensation for executives responsible for the management of business groups is largely determined by the extent to which the respective business group achieves goals established at the beginning of each year tailored to the particular business group. Annual incentives for Messrs. Nosbusch, Gelly and Hagerman are based upon the performance of the Corporation, and the annual incentives for Messrs. Eisenbrown and Crandall are based upon a combination of the performance of the Corporation and their business groups.

The following table shows the Corporation’s performance against its principal 2006 financial goals:

Performance Measure	Goal	Performance Achieved

Revenue	$5.3 billion	$5.6 billion
Earnings per share from continuing operations before accounting change	$3.05	$3.49
Free cash flow(1)	$280 million	$324 million
Return on invested capital(2)	20.0% after-tax	22.2% after-tax

(1)	We define free cash flow, an internal performance measure, as cash provided by operating activities ($426.2 million in 2006), plus excess income tax benefit from stock option exercises ($47.4 million in 2006), minus capital expenditures ($150.1 million in 2006). In the first quarter of fiscal 2006, we adopted SFAS 123(R), which requires that we report excess tax benefits related to share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our operating cash flow to present free cash flow on a basis that is consistent with our historical presentation. Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration the capital investment required to maintain the operations of our businesses and execute our strategy. Our definition of free cash flow may be different from definitions used by other companies. Free cash flow includes the effect of our $450 million voluntary contribution to our U.S. pension plan. The contribution was considered in establishing the 2006 goal.

(2)	For a complete definition and explanation of our calculation of return on invested capital, see Supplemental Financial Information on page 25.

• Long-Term Incentives—In fiscal 2006, long-term incentives for senior executives were provided through a combination of stock options, performance shares and restricted stock. Stock options were worth approximately 5/8 of the value of the grant, performance shares approximately 1/4 of the value of the grant, and restricted stock approximately 1/8 of the value of the grant. We determined the allocation of equity vehicles based upon a review of market practices and our belief that long-term incentives should have a greater performance link than the general market practice. The payout in respect of performance shares granted in November 2005 and December 2006 will be made in shares of our Common Stock or cash, and will range from zero to 200% of the target based on the Corporation’s total shareowner return compared to the S&P 500 Index over a three-year period. The payouts will be at zero, the target amount and the maximum amount if our total shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the S&P 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. Long-term incentives for mid-level executives in fiscal 2006 were provided through stock option grants. All equity grants were generally made near the beginning of the fiscal year. During fiscal year 2006, stock options equal to approximately 0.9% of outstanding shares were granted to senior and middle-management executives and other employees. Total options outstanding at the end of the 2006 fiscal year were approximately 5.2% of outstanding shares. The Committee takes these figures into account when determining the annual grant for executives.

In addition, certain executives received stock options and/or restricted stock awards in connection with promotions or as new hires.

• Compensation Deductibility—Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its Chief Executive Officer and its other four most highly compensated executive officers unless the compensation is “performance based”. Grants of stock options, performance shares and awards under our Annual Incentive Compensation Plan for Senior Executive Officers are considered “performance based” compensation. Since we retain discretion with respect to base salaries and other annual incentive compensation awards, those elements would not qualify as “performance based” compensation for these purposes. We do not anticipate that any portion of the fiscal year 2006 compensation to the Named Officers will be subject to any deductibility limitations under Section 162(m).

Compensation of the Chairman of the Board and Chief Executive Officer

Mr. Nosbusch’s base salary was increased to $925,000 from $800,000 in December 2005. His total annual cash compensation continues to depend substantially on annual incentive compensation tied to our assessment of his and the Corporation’s performance.

At the beginning of fiscal 2006, we granted Mr. Nosbusch options for 145,500 shares, 11,200 restricted shares and 25,800 performance shares, consistent with our executive compensation philosophy. We considered information on Mr. Nosbusch’s total compensation compared to the compensation of chief executive officers of other major U.S. industrial companies; historical information regarding his long-term compensation opportunities, as well as Mr. Nosbusch’s past and expected future contributions to the Corporation’s long-term performance.

In determining Mr. Nosbusch’s annual incentive compensation for 2006, we concluded that under his leadership in 2006 the Corporation had strong financial and operating performance. In addition, we recognized the substantial return to shareowners during the 2006 fiscal year, which resulted in an increase in market capitalization of $615 million (see the Shareowner Return Performance Presentation on Page 21). Based on the foregoing, we awarded Mr. Nosbusch $1,450,000 in annual incentive compensation.

The Board in Executive Session (without Mr. Nosbusch present) received and discussed our evaluation of the Corporation’s and Mr. Nosbusch’s performance in the 2006 fiscal year, together with Mr. Nosbusch’s compensation.

The Committee and the Board believe that the skill and motivation of all our employees, and especially our executive leaders, are essential to the Corporation’s performance and to creating shareowner value. We believe our compensation program motivates performance that differentiates us from our competitors. We will continue to provide an effective compensation program that we believe serves shareowners’ interests and is worthy of shareowner support.

Compensation and Management Development Committee
Joseph F. Toot, Jr., Chairman
Betty C. Alewine
William T. McCormick, Jr.
Bruce M. Rockwell

SHAREOWNER RETURN PERFORMANCE PRESENTATION

The following line graph compares the cumulative total shareowner return on our Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Electrical Components & Equipment Index for the period of five fiscal years from October 1, 2001 to September 30, 2006, assuming in each case a fixed investment of $100 at the respective closing prices on September 30, 2001 and reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return*

Rockwell Automation, S&P Composite-500 & S&P Electrical Components & Equipment

The cumulative total returns on Rockwell Automation Common Stock and each index as of each September 30, 2001-2006 plotted in the above graph are as follows:

	2001	2002	2003	2004	2005	2006

Rockwell Automation*	$100.00	$114.71	$190.48	$286.37	$397.31	$442.67
S&P Composite—500	100.00	79.51	98.91	112.63	126.43	140.08
S&P Electrical Components & Equipment	100.00	90.78	125.32	154.72	192.63	223.00
Cash dividends per common share	0.93	0.66	0.66	0.66	0.78	0.90

* Includes the reinvestment of all dividends in our Common Stock.

RETIREMENT PLANS

The following table shows the estimated annual retirement benefits payable at age 65 on a straight life annuity basis to the Named Officers, in the earnings and years of service classifications indicated, under our retirement plans that cover most officers and other salaried employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part our cost of Social Security benefits related to service for us. Our plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary.

Average
Annual	Years of Credited Service
Earnings(1)	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years(2)	35 Years	40 Years

$ 250,000	$17,442	$34,884	$52,327	$69,769	$87,211	$104,653	$122,095	$136,470
500,000	36,192	72,384	108,577	144,769	180,961	217,153	253,345	283,345
750,000	54,942	109,884	164,827	219,769	274,711	329,653	384,595	430,220
1,000,000	73,692	147,384	221,077	294,769	368,461	442,153	515,845	577,095
1,500,000	111,192	222,384	333,577	444,769	555,961	667,153	778,345	870,845
2,000,000	148,692	297,384	446,077	594,769	743,461	892,153	1,040,845	1,164,595
2,500,000	186,192	372,384	558,577	744,769	930,961	1,117,153	1,303,345	1,458,345
3,000,000	223,692	447,384	671,077	894,769	1,118,461	1,342,153	1,565,845	1,752,095

(1)	Average annual earnings includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. The credited years of service for Messrs. Nosbusch, Crandall, Eisenbrown, Gelly and Hagerman are 33, 20, 31, 3 and 3.

(2)	Employees of the Corporation hired before January 1, 1993 who were part of our corporate staff at the time of the spin-off of our former Rockwell Collins avionics and communications business on June 29, 2001, including Mr. Nosbusch, but not Messrs. Crandall, Eisenbrown, Gelly or Hagerman, are entitled to receive the benefits set forth above or, if higher, the benefits under our corporate retirement plan existing at June 29, 2001. For Mr. Nosbusch (who has 33 credited years of service), the benefits under our corporate retirement plan existing at June 29, 2001 would be higher in the “30 Years” column under Years of Credited Service, but not under the “35 Years” or “40 Years” columns. The estimated annual retirement benefits payable at age 65 on a straight life annuity basis to participants under our corporate retirement plan existing at June 29, 2001, including Mr. Nosbusch, at 30 years of credited service and the earnings classifications indicated below, are as follows:

Earnings	Benefits

$1,000,000	$469,798
1,500,000	707,298
2,000,000	944,798
2,500,000	1,182,298
3,000,000	1,419,798

Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have a nonqualified supplemental pension plan that authorizes the payment out of our general funds of any benefits calculated under provisions of the applicable retirement plan that may be above the limits under these sections.

OTHER ARRANGEMENTS

In May and June 2004, we entered into “double trigger” change of control agreements with Messrs. Nosbusch, Gelly and Hagerman. These agreements are intended to provide for continuity of management in the event of a change of control. Each agreement becomes effective if there is a “change of control” of the Corporation before September 30, 2007. Each agreement provides for the continuing employment of the executive for three years after the change of control on conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by us without “cause” or if the executive terminates his employment for “good reason” within that three year period, the executive is entitled to severance benefits equal to three times his annual compensation, including bonus, and continuation of other benefits for three years. In addition, if the executive terminates his own employment for any reason during a 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

The Named Officers participate in our non-qualified supplemental pension plan, supplemental savings plan and deferred compensation plan. These non-qualified plans are available on the same terms to certain other salaried employees. We have established a master rabbi trust relating to these non-qualified plans. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of these non-qualified plans as of such time.

PROPOSAL TO APPROVE THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of D&T as our independent registered public accounting firm for the fiscal year ending September 30, 2007, subject to the approval of the shareowners. D&T, and its predecessors, have acted as our independent registered public accounting firm since 1934.

Before the Audit Committee selected D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of D&T will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Audit Fees

The following table sets forth the aggregate fees for services provided by D&T for the fiscal years ended September 30, 2006 and 2005 (in millions), all of which were approved by the Audit Committee:

	Year Ended
	September 30,
	2006	2005

Audit Fees
Integrated Audit of Consolidated Financial Statements and Internal Control over Financial Reporting	$3.8	—
Annual Audit	—	$2.7
Sarbanes-Oxley Internal Control over Financial Reporting Attestation	—	1.2
Statutory Audits	1.6	1.4

Audit-Related Fees
Employee Benefit Plan Audits and Other Audits	0.3	0.3
Divestiture Related Audit Services	1.1	—
Enterprise Resource Planning Internal Control Review	0.2	—

Tax Fees
Compliance	—	0.2
Other Consulting	—	—

All Other Fees	—	—

Total	$7.0	$5.8

The Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit

(including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. During fiscal 2006, there was one instance in which the Audit Committee approved de minimis non-audit services (expatriate tax return services for one employee) of less than $2,000 after the services were provided, which services constituted less than 0.2% of the Audit-Related, Tax and Other services provided by our independent registered public accounting firm. These services were transitioned from D&T to another firm.

The Audit Committee annually approves the scope and fee estimates for the year-end audit, statutory audits and employee benefit plan audits to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. At each Audit Committee meeting, the Controller reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of D&T as our independent registered public accounting firm, which is presented as item (b).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 3, 2006 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2007 Annual Meeting of Shareowners, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements during fiscal 2006.

ANNUAL REPORT

Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2006, was mailed to shareowners with this proxy statement.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2008

To be eligible for inclusion in our proxy statement, shareowner proposals for the 2008 Annual Meeting of Shareowners must be received on or before August 16, 2007 by the Office of the Secretary at our Global Headquarters, 1201 South Second Street, Milwaukee, Wisconsin 53204. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at the 2008 Annual Meeting of Shareowners to notify the Corporation’s Secretary in writing at the address listed in the preceding sentence on or after October 10, 2007 and on or before November 9, 2007. If the number of directors to be elected to the Board at the 2008 Annual Meeting of Shareowners is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the Board on or before October 30, 2007, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following our public announcement of the increase.

SHAREOWNERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, we are delivering only one copy of the annual report and this proxy statement to multiple shareowners who share the same address and have the same last name, unless we have received contrary instructions from an affected shareowner. This procedure reduces our printing and mailing costs. Shareowners who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any shareowner at a shared address to which a single copy of the documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Rockwell Automation Shareowner Relations, 1201 South Second Street, Milwaukee, WI 53204, telephone: 414-382-8410. You may also access our annual report and proxy statement on our website at www.rockwellautomation.com; click on the heading: “About Us”, then the heading “Investor Relations”, then the heading: “SEC Filings”.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (ADP), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareowners of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Rockwell Automation Shareowner Relations at the address or telephone number listed above to participate in the householding program.

Some brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

This proxy statement contains information regarding return on invested capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. Management uses ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of separately reported tax items in continuing operations.

ROIC is calculated as follows (in millions, except percentages):

	Year Ended
	September 30,
	2006	2005

(a) Return
Income from continuing operations before cumulative effect of accounting change	$628.1	$518.4
Interest expense	58.4	45.8
Income tax provision	263.3	218.6
Purchase accounting depreciation and amortization	13.3	14.7
Gain on sale of investment	(19.9)	—

Return	943.2	797.5

(b) Average Invested Capital
Short-term debt	115.6	0.4
Long-term debt	746.9	752.2
Shareowners’ equity	1,691.9	1,870.1
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	682.5	659.7
Cash and cash equivalents	(353.2)	(471.7)

Average invested capital	2,991.7	2,918.7

(c) Adjusted Effective Tax Rate
Income tax provision	263.3	218.6
Separately reported tax items in continuing operations	—	19.7

Income tax provisions before separately reported tax items in continuing operations	263.3	238.3

Income from continuing operations before income taxes and cumulative effect of accounting change	$891.4	$737.0

Adjusted effective tax rate	29.5%	32.3%

(a) / (b) * (1–c) Return On Invested Capital	22.2%	18.5%

December 14, 2006

ADMISSION TO THE 2007 ANNUAL MEETING

An admission card (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareowners in Milwaukee, Wisconsin on February 7, 2007. If you plan to attend the Annual Meeting, please be sure to request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;

•	indicating your desire to attend the meeting through our Internet voting procedure; or

•	calling our Shareowner Relations line at 414-382-8410.

An admission card will be mailed to you if:

•	your Rockwell Automation shares are registered in your name; or

•	your Rockwell Automation shares are held in the name of a broker or other nominee and you provide written evidence of your stock ownership as of the December 11, 2006 record date, such as a brokerage statement or letter from your broker.

Your admission card will serve as verification of your ownership.

ROCKWELL AUTOMATION, INC.
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, FEBRUARY 7, 2007
10:00 AM CST
THE PFISTER HOTEL
424 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY AND DIRECTION CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESSES:
PROXY STATEMENT: http://www.rockwellautomation.com/investors/get/2007_proxy.pdf
ANNUAL REPORT: http://www.rockwellautomation.com/investors/get/AR2006.pdf
FOLD AND DETACH HERE

PROXY AND DIRECTION CARD
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Verne G. Istock, Joseph F. Toot, Jr. and Douglas M. Hagerman, jointly and severally, proxies, with full power of substitution, to vote shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 7, 2007 or any postponement or adjournment thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR” THE ELECTION OF THE THREE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING IN 2010 and “FOR” PROPOSAL (B), AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.
TO: FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE AND
COMPUTERSHARE TRUST COMPANY, TRUSTEE
     You are hereby directed to vote, with respect to the proposals listed on the other side of this Proxy and Direction Card, the number of shares of Rockwell Automation common stock held for this account in the savings plans of Rockwell Automation, Inc. (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees and Rockwell Automation Retirement Savings Plan for Represented Hourly Employees) and/or the United Space Alliance Employee Stock Purchase Plan at the Annual Meeting of Shareowners of Rockwell Automation, Inc. to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 7, 2007, and at any postponement or adjournment thereof, as follows:
     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, CHECK THE BOXES “FOR” EACH PROPOSAL LISTED, THEN SIGN, DATE AND RETURN THIS CARD BY FEBRUARY 3, 2007.
     If you do not provide voting directions by February 3, 2007, the shares attributable to this account in savings plans of Rockwell Automation or the United Space Alliance Employee Stock Purchase Plan will not be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please check corresponding box on the reverse side. If you do not check the comments box on the reverse side, we will not receive your comments.)
(continued and to be dated and signed on the other side)

(ROCKWELL AUTOMATION LOGO)	VOTE BY INTERNET OR TELEPHONE OR MAIL

24 HOURS A DAY-7 DAYS A WEEK
YOUR VOTE IS IMPORTANT

ROCKWELL AUTOMATION, INC.
1201 SOUTH SECOND STREET
MILWAUKEE, WI 53204
INTERNET: http://www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 4, 2007. Have your proxy and direction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
OR
TELEPHONE: 1-800-690-6903 (For US Shareowners Only) Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 4, 2007. Have your proxy and direction card in hand when you call and then follow the instructions.
OR
MAIL: Mark, sign and date your proxy and direction card and return it in the enclosed postage-paid envelope provided or return it to Rockwell Automation, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by February 3, 2007.
NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy and direction card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed proxy and direction card.
THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ROKAU1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY AND DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE FOLLOWING:

(A)	Election of directors:		For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s number on the line below.
	Nominees:		All	All	Except
01) Barry C. Johnson
02) William T. McCormick, Jr.
		03) Keith D. Nosbusch	☐	☐	☐

Vote On Proposal		For	Against	Abstain
(B)	Approve the selection of independent registered public accounting firm:	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
Please sign this proxy and direction card as your name appears on the Corporation’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

	Yes	No
Please indicate if you plan to attend this meeting. We will send you an admittance card.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date